Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-81706, 33-62645, 333-35118, and 333-69690 on Form S-8 of our reports dated April 9, 2014, relating to the consolidated financial statements and consolidated financial statement schedules of RexAmerican Resources Corporation and subsidiaries (the “Company”) (which reports express an unqualified opinion and refer to the report of other auditors, and included an explanatory paragraph regarding the retrospective presentation of discontinued operations and the acquisition of a majority ownership position in an existing equity method investment effective November 1, 2011) and the effectiveness of internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended January 31, 2014.

/s/ DELOITTE & TOUCHE LLP
April 9, 2014